Exhibit 99.1

Natera Reports Second Quarter 2022 Financial Results

AUSTIN, Texas, August 4, 2022 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the second quarter ended June 30, 2022 and provided an update on recent business progress and financial outlook.

Recent Accomplishments & Highlights

●	Generated total revenues of $198.2 million in the second quarter of 2022 compared to $142.0 million in the second quarter of 2021, an increase of 39.6%. Product revenues grew 39.3% over the same period.
●	Processed approximately 499,900 tests in the second quarter of 2022, compared to approximately 375,700 tests processed in second quarter of 2021, an increase of 33.0%.
●	2022 revenue guidance raised to $805 million – $825 million..
●	Selected to participate in UnitedHealthcare’s Preferred Laboratory Network after a rigorous review process.
●	Publication of the Trifecta study for Prospera Kidney in Transplantation; largest prospective, multi-site, fully biopsy matched study to date.
●	Completed enrollment in RenaCARE study for Renasight, with more than 1,700 patients across 30+ sites.
●	Secured Medicare coverage for muscle invasive bladder cancer; fourth coverage decision for Signatera.
●	Presented substantial new Signatera data sets at the 2022 ASCO Annual Meeting.
●	Appointed Dr. Minetta Liu as CMO for Oncology.
●	Additional equity investment in Natera by Executive Chairman Matt Rabinowitz.

“Strong momentum driven by record volume levels enabled us to again raise our 2022 revenue guidance,” said Steve Chapman, Natera’s Chief Executive Officer. “We are proud to have served close to 500,000 patients in Q2. As we scale the business, we now see a clear path to reach a cash flow breakeven quarter by mid-2024. A key highlight in the quarter was receiving Medicare coverage for Signatera in muscle-invasive bladder cancer, representing the fourth coverage decision by Medicare for Signatera.”

Second Quarter Ended June 30, 2022 Financial Results

Total revenues were $198.2 million in the second quarter of 2022 compared to $142.0 million for the second quarter of 2021, an increase of 39.6%. Product revenues were $194.6 million in the second quarter of 2022 compared to $139.6 million in the second quarter of 2021, an increase of 39.3%. The increase in product revenues was driven by an increase in test volumes compared to the second quarter of 2021. Natera processed approximately 499,900 tests in the second quarter of 2022, including approximately 484,000 tests accessioned in its laboratory, compared to approximately 375,700 tests processed, including approximately 361,500 tests accessioned in its laboratory, in the second quarter of 2021, an increase of 33.1% for the quarter.

In the three months ended June 30, 2022, Natera recognized revenue on approximately 461,300 tests for which results were reported to customers in the period (tests reported), including approximately 446,400 tests reported from its laboratory, compared to approximately 355,700 tests reported, including approximately 342,500 tests reported from its laboratory, in the second quarter of 2021, an overall increase of 29.7% for the quarter.

Gross profit* for the three months ended June 30, 2022 and 2021 was $89.0 million and $65.9 million, respectively, representing a gross margin of 44.9% and 46.4%, respectively. Natera had lower margins in the second quarter of 2022 compared to the second quarter of 2021 primarily due to increased labor and overhead costs driven by volume growth and product support.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2022 were $232.0 million, compared to $181.2 million in the same period of the prior year, an increase of 28.0%. The increases were primarily driven by headcount growth to support the Company's expansion, volume growth, and product development.

Loss from operations for the second quarter of 2022 was $143.1 million compared to $115.3 million for the same period of the prior year.

Net loss for the second quarter of 2022 was $145.2 million, or ($1.50) per diluted share, compared to net loss of $116.0 million, or ($1.32) per diluted share, for the same period in 2021. Weighted average shares outstanding were approximately 96.6 million in the second quarter of 2022 compared to 88.1 million in the second quarter of the prior year.

At June 30, 2022, Natera held approximately $638.7 million in cash, cash equivalents, short-term investments and restricted cash, compared to $914.5 million as of December 31, 2021. As of June 30, 2022, Natera had a total outstanding debt balance of $331.1 million, comprised of $50.1 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $281.0 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of June 30, 2022.

Financial Outlook

Natera anticipates 2022 total revenue of $805 million to $825 million; 2022 gross margin to be approximately 46% to 48% of revenues; selling, general and administrative costs to be approximately $560 million to $590 million; research and development costs to be $340 million to $360 million, and net cash consumption to be $370 million to $400 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2022 to be between $370 million and $400 million) and GAAP net purchases of property and equipment (estimated for 2022 to be approximately $60 million).

Test Volume Summary

Unit	Q2 2022	Q2 2021	Definition
Tests processed	499,900	375,700	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	484,000	361,500	Test accessioned in our laboratory
Tests reported in our laboratory	446,400	342,500	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Second Quarter 2022 Financial Results Conference Call
Date:	Thursday, August 4, 2022
Time:	1:30 p.m. PT (4:30 p.m. ET)
Registration Link:	https://register.vevent.com/register/BIe5f2760824684a6ba2abc45faf3aa41e

To access the call, please register using the link above. You will then receive dial-in details and a unique PIN needed to join the call.

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company's financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned due to disruptions and economic uncertainty caused by the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon through our direct sales efforts or through our laboratory partners; we may be unable to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Paul Greenland, VP of Corporate Marketing, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

	June 30,	December 31,
	2022	2021
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$91,298	$84,386
Restricted cash	86	228
Short-term investments	547,353	829,896
Accounts receivable, net of allowance of $3,561 in 2022 and $2,429 in 2021	208,312	122,074
Inventory	30,465	26,909
Prepaid expenses and other current assets, net	24,041	29,645
Total current assets	901,555	1,093,138
Property and equipment, net	81,772	65,516
Operating lease right-of-use assets	62,147	59,013
Other assets	21,502	18,820
Total assets	$1,066,976	$1,236,487
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,192	$27,206
Accrued compensation	32,959	40,941
Other accrued liabilities	124,372	93,353
Deferred revenue, current portion	16,009	7,404
Short-term debt financing	50,086	50,052
Total current liabilities	251,618	218,956
Long-term debt financing	281,020	280,394
Deferred revenue, long-term portion	20,721	21,318
Operating lease liabilities, long-term portion	65,417	61,036
Other long-term liabilities	3,618	1,479
Total liabilities	622,394	583,183

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	10	10
Additional paid in capital	2,139,551	2,050,417
Accumulated deficit	(1,678,582)	(1,394,836)
Accumulated other comprehensive loss	(16,397)	(2,287)
Total stockholders’ equity	444,582	653,304
Total liabilities and stockholders’ equity	$1,066,976	$1,236,487

(1)	The consolidated balance sheet at December 31, 2021 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	As of June 30, 2022 and December 31, 2021, there were approximately 96,903,000 and 95,140,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)	(1)	(Unaudited)	(1)
Revenues
Product revenues	$194,582	$139,647	$384,584	$260,031
Licensing and other revenues	3,618	2,379	7,749	34,311
Total revenues	198,200	142,026	392,333	294,342
Cost and expenses
Cost of product revenues	108,756	75,527	211,426	141,359
Cost of licensing and other revenues	481	585	1,026	1,566
Research and development	82,580	53,752	162,994	93,940
Selling, general and administrative	149,468	127,456	297,102	235,788
Total cost and expenses	341,285	257,320	672,548	472,653
Loss from operations	(143,085)	(115,294)	(280,215)	(178,311)
Interest expense	(2,150)	(2,075)	(4,237)	(4,148)
Interest and other income, net	277	1,585	1,078	2,956
Loss before income taxes	(144,958)	(115,784)	(283,374)	(179,503)
Income tax expense	(193)	(242)	(372)	(376)
Net loss	$(145,151)	$(116,026)	$(283,746)	$(179,879)
Unrealized loss on available-for-sale securities, net of tax	(2,493)	(756)	(14,110)	(1,818)
Comprehensive loss	$(147,644)	$(116,782)	$(297,856)	$(181,697)

Net loss per share:
Basic and diluted	$(1.50)	$(1.32)	$(2.95)	$(2.06)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	96,579	88,077	96,081	87,387

(1)	The condensed, consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021 have been derived from the audited consolidated financial statements for the periods included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.